Exhibit 10.1
FIFTH AMENDMENT TO PLAYA HOTELS & RESORTS N.V. 2017 OMNIBUS INCENTIVE PLAN
WHEREAS, Playa Hotels & Resorts N.V. (the “Company”) maintains the Playa Hotels & Resorts N.V. 2017 Omnibus Incentive Plan, as amended (the “Plan”);
WHEREAS, pursuant to Section 5.2 of the Plan, the Board of Directors of the Company (the “Board”) may amend the Plan at any time; provided that, amendments to the Plan must be approved by the Company’s shareholders if and to the extent required by applicable laws;
WHEREAS, the Board desires to provide the Company with greater flexibility to determine the Fair Market Value of the Shares for purposes of determining taxable income and the amount of the related tax withholding obligation in connection with the vesting of Awards;
WHEREAS, the Board desires to effectuate the foregoing change, as set forth in this fifth amendment to the Plan (this “Fifth Amendment”);
WHEREAS, pursuant to Section 5.2 of the Plan, shareholder approval is not required in order to adopt the Fifth Amendment; and
WHEREAS, capitalized terms used in this Fifth Amendment but not defined herein shall have the meaning given to them in the Plan.
NOW, THEREFORE, the Board hereby amends the Plan, effective as of September 12, 2024, as follows:
1.    The last paragraph of Section 2.20 of the Plan is hereby deleted and replaced in its entirety with the following:
Notwithstanding this Section 2.20 or Section 18.3, for purposes of determining taxable income and the amount of the related tax withholding obligation pursuant to Section 18.3, the Fair Market Value will be determined by the Company using any reasonable method.
Except as specifically provided in and modified by this Fifth Amendment, the Plan is in all other respects hereby ratified and confirmed and references to the Plan shall be deemed to refer to the Plan as modified by this Fifth Amendment, effective as of September 12, 2024.

PLAYA HOTELS & RESORTS N.V.

By:	/s/ Bruce D. Wardinski
Name:	Bruce D. Wardinski
Title:	Chairman and CEO